(m)(2)

Third Amended and Restated

Service and Distribution Plan for

Voya Mutual Funds

Class B Shares

THIRD AMENDED AND RESTATED SERVICE AND DISTRIBUTION PLAN

WHEREAS, Voya Mutual Funds (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, shares of beneficial interest of the Trust are currently divided into the series listed on Schedule A hereto (the “Funds”), which Schedule can be amended to add or remove series by an amended schedule signed on behalf of the Trust and the Distributor;

WHEREAS, shares of beneficial interest of the Funds are divided into classes of shares, one of which is designated Class B;

WHEREAS, the Trust employs Voya Investments Distributor, LLC as distributor of the securities of which it is the issuer and may from time to time retain, pursuant to the terms of a distribution agreement with such person (each, an “Underwriting Agreement”) other persons to so act pursuant to this Service and Distribution Plan (the “Plan”) (each such person so acting from time to time, the “Distributor”);

WHEREAS, the Trust and the Distributor have entered into an Underwriting Agreement pursuant to which the Trust has employed the Distributor in such capacity during the continuous offering of shares of the Trust; and

WHEREAS, the Trust wishes to amend and restate the Plan as set forth hereinafter, such amendments to be effective with respect to all Class B shares, whether issued before or after the date hereof.

NOW, THEREFORE, the Trust hereby amends this Plan on behalf of the Funds with respect to its Class B shares, in accordance with Rule 12b-l under the Act, on the following terms and conditions:

1.           A.            Each Fund shall pay to each Distributor, as compensation for acting as principal distributor in respect of the Class B Shares (as hereinafter defined) of the Fund its “Allocable Portion” (as hereinafter defined) of a fee (the “Distribution Fee”), which shall accrue daily at the rate of 0.75% per annum of the Fund’s average daily net assets attributable to Class B Shares of the Fund; provided however, that the Distribution Fee paid by Class B Shares of the Voya Money Market Fund shall be reduced by the amount, if any, paid to Distributor or any affiliate of Distributor from the investment adviser or distributor of any investment company in which the Voya Money Market Fund invests substantially all of its assets .  The Distribution Fee shall be payable monthly.

The Underwriting Agreement between the Trust and each Distributor relating to the Class B Shares shall provide that:

(I)                                   the Distributor will be deemed to have performed all services required to be performed in order to be entitled to receive its Allocable Portion (as defined below) of the Distribution Fee payable in respect of the Class B Shares upon the settlement date of each sale of a “Commission Share” (as defined in the Allocation Schedule attached to the Underwriting Agreement) taken into account in determining such Distributor’s Allocable Portion of such Distribution Fee;

(II)                              notwithstanding anything to the contrary in this Plan or the Underwriting Agreement, each Fund’s obligation to pay such Distributor its Allocable Portion of the Distribution Fee payable shall not be terminated or modified (including, without limitation, by a change in the rules applicable to the conversion of Class B Shares into shares of another class) for any reason (including a termination of the Underwriting Agreement between such Distributor and the Fund) except:

(a)                                 to the extent required by a change in the Investment Company Act of 1940 (the “Act”), the rules and regulations under the Act, the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”) or other applicable law, in each case enacted or promulgated after April 30, 2001;

(b)                                 on a basis which does not alter the Distributor’s Allocable Portion of the Distribution Fee computed with reference to Commission Shares, the Date of Original Issuance (as defined in the Allocation Schedule attached to the Underwriting Agreement) of which occurs on or prior to the adoption of such termination or modification and with respect to Free Shares (as defined in the Allocation Schedule) which would be attributed to such Distributor under the Allocation Schedule with reference such Commission Shares; or

(c)                                  in connection with a “Complete Termination” (as hereinafter defined) of the Plan;

(III)                         the Funds will not take any action to waive or change any contingent deferred sales charge (“CDSC”) in respect of the Class B Shares the Date of Original Issuance of which occurs, on or prior to the taking of such action except as provided in the Funds’ prospectus or statement of additional information on the date such Commission Share was issued, without the consent of such Distributor and its Transferees (as hereinafter defined);

(IV)                          notwithstanding anything to the contrary in this Distribution Plan or the Underwriting Agreement, neither the termination of such Distributor’s role as principal distributor of the Class B Shares, nor the termination of such Underwriting Agreement, nor the termination of this Plan will terminate such Distributor’s right to its Allocable Portion of the CDSCs; and

(V)                               notwithstanding anything to the contrary in the Distribution Plan or the Underwriting Agreement, such Distributor may assign, sell or pledge (collectively, “Transfer”) its rights to its Allocable Portion of the Distribution Fees and CDSCs and, upon receipt of notice of such Transfer, each Fund shall pay to the assignee, purchaser or pledgee (collectively with their subsequent transferees, “Transferees”), as third party beneficiaries of such Underwriting Agreement, such portion of such Distributor’s Allocable Portion of the Distribution Fees or CDSCs in respect of the Class B Shares so sold or pledged, and except as provided in (II) above and notwithstanding anything of the contrary set forth in this Plan or in the Underwriting Agreement, each Fund’s obligation to pay such Distributor’s Allocable Portion of the Distribution Fees and CDSCs payable in respect of the Class B Shares shall be absolute and unconditional and shall not be subject to dispute, offset, counterclaim or any defense whatsoever, at law or equity, including, without limitation, any of the foregoing based on the insolvency or bankruptcy of such Distributor.

For purposes of this Plan, the term “Allocable Portion” of Distribution Fees or CDSCs payable in respect of the Class B Shares as applied to any Distributor shall mean the portion of such Distribution Fees or CDSCs payable in respect of such Class B Shares allocated to such Distributor in accordance with the Allocation Schedule (attached to the Underwriting Agreement as it relates to the Class B Shares).  For purposes of this Plan and each Distribution Agreement, the term “Complete Termination” of the Plan for a Fund means a termination of this Plan and every other distribution plan of the Fund for Class B shares, each successor trust or fund, and each trust or fund acquiring a substantial portion of the assets of such Fund (collectively, the “Affected Funds”) involving the complete cessation of the payment of Distribution Fees in respect of all current Class B shares of each Affected Fund and each future class of shares of each Affected Fund which has substantially similar characteristics to the shares of the current Class B shares of the Fund, including the manner of payment and amount of sales charge, contingent deferred sales charge or other similar charges borne directly or indirectly by the holders of such shares (all such classes of shares “Class B Shares”); provided that (a) the Trustees of the Trust, including the independent Trustees of the Trust, shall have determined that such termination is in the best interest of the Fund and the shareholders of the Fund, and (b) such termination does not alter the CDSC as in effect at the time of such termination applicable to Commission Shares of the Fund, the Date of Original Issuance of which occurs on or prior to such termination.

B.            In addition to the amount provided in 1.A. above, the Funds shall pay to the Distributor, as the distributor of the Class B shares of the Funds, a service fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Funds’ Class B shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded.  Such fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Trustees shall determine, subject to any applicable restriction imposed by rules of the FINRA.

2.           The amount set forth in paragraph 1.A. of this Plan shall be paid for the Distributor’s services as distributor of the shares of the Funds in connection with any activities or expenses primarily intended to result in the sale of the Class B shares of the Funds, including, but not limited to, payment of compensation, including incentive compensation, to securities dealers (which may include the Distributor itself) and other financial institutions and organizations (collectively, the “Service Organizations”) to obtain various distribution related and/or administrative services for the Funds.  These services may include, among other things, processing new shareholder account applications, preparing and transmitting to the Funds’ Transfer Agent computer processable tapes of all transactions by customers and serving as the primary source of information to customers in providing information and answering questions concerning the Funds and their transactions with the Funds.  The Distributor is also authorized to engage in advertising, the preparation and distribution of sales literature and other promotional activities on behalf of the Funds.  In addition, this Plan hereby authorizes payment by the Funds of the cost of printing and distributing Fund Prospectuses and Statements of Additional Information to prospective investors and of implementing and operating the Plan.  Distribution expenses also include an allocation of overhead of the Distributor and accruals for interest on the amount of distribution expenses that exceed distribution fees and CDSCs received by the Distributor.  Payments under the Plan are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred.

The amount set forth in paragraph 1.B. of this Plan may be used by the Distributor to pay securities dealers (which may include the Distributor itself) and other financial institutions and organizations for servicing shareholder accounts, including a continuing fee which may accrue immediately after the sale of shares.

3.           This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Trust’s Board of Trustees and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Rule 12b-l Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

4.           After approval as set forth in paragraph 3, and any other approvals required pursuant to the Act and Rule 12b-1 thereunder, this Plan shall take effect at the time specified by the Trust’s Board of Trustees.  The Plan shall continue in full force and effect as to the Class B shares of the Funds for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

5.           The Distributor shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

6.           This Plan may be terminated as to each Fund at any time, without payment of any penalty, by vote of a majority of the Rule 12b-l Trustees, or by a vote of a majority of the outstanding voting securities of Class B shares of the Funds on not more than thirty (30) days’

written notice to any other party to the Plan.  Any agreement related to this Plan with respect to the Class B shares of the Fund may be likewise terminated at any time, without payment of any penalty, by vote of a majority of the Rule 12b-1 Trustees, or by a vote of a majority of the outstanding voting securities of Class B shares of the Fund, on not more than sixty (60) days’ written notice to the Distributor.  Such agreement shall terminate automatically in the event of its assignment.

7.           This Plan may not be amended to increase materially the amount of distribution fee (including any service fee) provided for in paragraph 1 hereof unless such amendment is approved by a vote of the shareholders of the Class B shares of each of the Funds, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

8.           While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

9.           The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, and any such agreement or any such report, as the case may be, must be kept in an easily accessible place in the first two years.

10.        The provisions of this Plan are severable as to each Fund, and any action to be taken with respect to this Plan shall be taken separately for each Fund affected by the matter.

11.        In providing services under this Plan, the Distributor will comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies.

Last revised: September 12, 2014

SCHEDULE A

with respect to the

THIRD AMENDED AND RESTATED SERVICE AND DISTRIBUTION PLAN

for

VOYA MUTUAL FUNDS

CLASS B SHARES

Fund	Maximum Combined Service and Distribution Fees
(as a percentage of average daily net assets)
Voya Diversified International Fund	1.00%
Voya Emerging Markets Equity Dividend Fund	1.00%
Voya Global Bond Fund	1.00%
Voya Global Equity Dividend Fund	1.00%
Voya Global Opportunities Fund	1.00%
Voya International Real Estate Fund	1.00%
Voya International Value Equity Fund	1.00%
Voya Multi-Manager Emerging Markets Equity Fund	1.00%
Voya Multi-Manager International Small Cap Fund	1.00%

Date last updated: September 12, 2014